Exhibit 99.1

Unifi Announces Second Quarter Fiscal 2019 Results

International growth offset by headwinds that combine to suppress profitability;

outlook for second half of fiscal 2019 includes revenue growth with higher sales volumes and improved unit costs

GREENSBORO, N.C., February 4, 2019 – Unifi, Inc. (NYSE: UFI), one of the world’s leading innovators in recycled and synthetic yarns, today released operating results for the second fiscal quarter ended December 30, 2018.

Second Quarter Fiscal 2019 Overview

•

Net sales increased slightly to $167.7 million from $167.5 million for the second quarter of fiscal 2018. Revenues from premium value-added (“PVA”) products represented approximately 47% of consolidated net sales.

•	Gross margin was 8.4%, compared to 13.5% for the second quarter of fiscal 2018, primarily impacted by higher product costs, lower regional yarn volumes and a weaker sales mix.
•	Operating income (loss) was ($0.8) million, compared to $7.8 million for the second quarter of fiscal 2018, primarily impacted by lower gross profit.
•

Diluted earnings per share (“EPS”) was $0.06, compared to $0.63 for the second quarter of fiscal 2018, where the second quarter of fiscal 2018 included more favorable tax benefits. The second quarter of fiscal 2019 included higher earnings from Parkdale America, LLC (“PAL”).

“As previously announced, the spike in polyester raw material costs in September and October of 2018 and the resulting demand disruption created an even more challenging environment for our regional business, and our performance missed expectations,” said Kevin Hall, CEO of Unifi.

Hall added, “External pressures in the regional business included elevated raw material costs and suppressed demand for certain textured and covered yarns. The volatile nature of these external pressures made navigating the regional environment even more difficult. Internal pressures included the implementation of selling price increases that left us less competitive, elevated inventory levels, and the result of weaker leverage of our cost structure. The combination of these external and internal pressures caused weaker fixed cost absorption and lower operating margins.”

Hall continued, “While the ongoing expansion of our PVA portfolio remains paramount to our Partner, Innovate and Build Strategy, it is imperative that we compete more aggressively in our regional commodity business to maintain our prominent market position and remain on the leading edge of textile innovation and sustainability. By synchronizing our efforts to strengthen our core yarn portfolio alongside pursuing our PVA growth engine, we will remain the innovative and sustainable solutions partner of choice.”

Second Quarter Fiscal 2019 Operational Review

Net sales in the second quarter of fiscal 2019 increased to $167.7 million, compared to $167.5 million for the second quarter of fiscal 2018. When excluding the impact of foreign currency translation, net sales increased $5.5 million, or 3.3%.  International revenue growth was led by PVA product sales, partially offset by unfavorable foreign currency translation impacts and economic weakness in Brazil. Domestically, revenue declined primarily as a result of one less shipping week due to the timing of the holiday shutdown occurring within the second quarter of fiscal 2019 (as opposed to occurring in the third quarter of fiscal 2018), suppressed demand and competitive pressure from imports, partially offset by higher selling prices implemented since the second quarter of fiscal 2018.

Gross margin was 8.4% for the second quarter of fiscal 2019, compared to 13.5% for the second quarter of fiscal 2018. The decrease in gross margin was primarily attributable to lower regional yarn volumes driving weaker fixed cost absorption, higher polyester raw material costs and a weaker sales mix.

Operating income (loss) for the second quarter of fiscal 2019 was ($0.8) million compared to $7.8 million for the second quarter of fiscal 2018. The decrease in operating income was primarily due to the $8.5 million decrease in gross profit. Gross profit included a $1.2 million unfavorable foreign currency impact due to comparatively weaker currency translation for the International Segment, and a weaker economic environment had further adverse impacts in Brazil.

Net income was $1.2 million for the second quarter of fiscal 2019, compared to $11.8 million for the second quarter of fiscal 2018. Net income for the second quarter of fiscal 2019 was impacted by a comparably higher effective tax rate, partially offset by $1.1 million greater pre-tax earnings from PAL due to improved costs and operating leverage. Net income for the second quarter of fiscal 2018 included a $3.8 million tax benefit due to the reversal of a valuation allowance on certain historical net operating losses, along with favorability related to the enactment of U.S. tax reform legislation.  For the second quarter of fiscal 2019, net income was benefited by $2.0 million from tax credits related to prior fiscal years. Diluted EPS was $0.06 for the second quarter of fiscal 2019 compared to $0.63 for the second quarter of fiscal 2018.

Adjusted EBITDA was $4.9 million for the second quarter of fiscal 2019, compared to $13.9 million for the second quarter of fiscal 2018. The decrease in Adjusted EBITDA resulted primarily from lower gross profit.  Adjusted EBITDA is a non-GAAP financial measure. The schedules included in this press release reconcile Adjusted EBITDA to Net income, the most directly comparable GAAP financial measure.

Unifi Announces Second Quarter Fiscal 2019 Results	2

Net debt (debt principal less cash and cash equivalents) was $104.5 million at December 30, 2018, compared to $86.3 million at June 24, 2018. In December 2018, the Company refinanced its existing credit facility, extending the maturity date to 2023 and improving the variable rate pricing terms. During the second quarter of fiscal 2019, the Company retired $25.0 million of debt, driving the primary reduction in cash and cash equivalents from $44.9 million at June 24, 2018 to $26.7 million at December 30, 2018. However, there was no significant change in debt principal from June 24, 2018 to December 30, 2018, primarily due to an increase in inventories.

First Six Months of Fiscal 2019 Operational Review

The first six months of fiscal 2019 consisted of 27 weeks for the Company’s domestic operations, compared to 26 weeks in the first six months of fiscal 2018.  However, the timing of the Company’s seasonal shutdown period reduced the number of shipping days in the second quarter of 2019 such that the first six months of fiscal 2019 had approximately the same number of shipping days as were present in the first six months of fiscal 2018.

Net sales were $349.3 million for the first six months of fiscal 2019, compared to $331.7 million for the first six months of fiscal 2018, and increased $29.5 million, or 8.9%, when excluding the impact of foreign currency translation.  Gross margin was 9.8% for the first six months of fiscal 2019, compared to 13.9% for the first six months of fiscal 2018.  Operating income was $4.9 million for the first six months of fiscal 2019, compared to $17.9 million for the first six months of fiscal 2018.  Net income was $3.0 million for the first six months of fiscal 2019, compared to $20.8 million for the first six months of fiscal 2018.  Net income for the first six months of fiscal 2018 included more favorable tax benefits and higher earnings from PAL when compared to net income for the first six months of fiscal 2019.

Unifi Announces Second Quarter Fiscal 2019 Results	3

Fiscal 2019 Outlook

Fiscal 2019 contains 53 fiscal weeks, with the additional week included in the first fiscal quarter.  In consideration of profitability pressures from raw material costs that occurred in the first half of fiscal 2019, as well as suppressed demand in certain regions and a weaker sales mix, the Company anticipates the following outlook, consistent with the second quarter business update provided on January 14, 2019:

•	Mid-single-digit percentage growth for net sales;
•	Operating income between $19.0 million and $23.0 million;
•	Adjusted EBITDA between $42.0 million and $46.0 million;
•	Capital expenditures of approximately $25.0 million; and
•	An effective tax rate in the mid-40% range, with a cash-based tax rate in the high-30% range.

“Our fiscal 2019 second-half outlook assumes some moderate gross margin improvement due to lower raw material costs and improved sales and production volumes from the seasonality that typically lifts our second-half,” said Hall. “Gross margins in this second-half outlook are expected to benefit from a more favorable price-to-cost relationship. However, lingering competitive dynamics and downward pricing pressure are expected to prevent a full recapture of the recent margin lost during the periods of rising and elevated raw material costs.”

Hall concluded, “Our regional business continues to face a challenging environment, and it is critical that we strengthen our competitive position and accelerate sales opportunities that improve cost leverage on our regional assets, at the same time that we continue expansion of our PVA platforms globally. International PVA sales remain a solid growth engine, and the REPREVE® brand resonates with customers worldwide, as sustainability goals are increasingly imperative for our direct and indirect customers. With our continued PVA momentum and a renewed focus on driving improved leverage from our regional cost structure, we remain confident that our Partner, Innovate and Build Strategy will drive long-term shareholder value.”

Second Quarter Fiscal 2019 Earnings Conference Call

The Company will provide additional commentary regarding its second quarter fiscal 2019 results and other developments during its earnings conference call on February 4, 2019, at 8:30 a.m. Eastern Time. The call can be accessed via a live audio webcast on the Company’s website at http://investor.unifi.com. Additional supporting materials and information related to the call will also be available on the Company’s website.

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About Unifi:

Unifi, Inc. (NYSE: UFI) is a global textile solutions provider and one of the world's leading innovators in manufacturing synthetic and recycled performance fibers. The Company's proprietary PROFIBER™ technologies offer increased performance, comfort and style advantages, enabling customers to develop products that perform, look and feel better. Through REPREVE®, one of Unifi's proprietary technologies and the global leader in branded recycled performance fibers, Unifi has transformed more than 14 billion plastic bottles into recycled fiber for new apparel, footwear, home goods and other consumer products. Unifi continually innovates technologies to meet consumer needs in moisture management, thermal regulation, antimicrobial, UV protection, stretch, water resistance and enhanced softness. Unifi collaborates with many of the world's most influential brands in the sports apparel, fashion, home, automotive and other industries. For more information about Unifi, visit www.Unifi.com.

Contact information:

Alpha IR Group

312-445-2870

UFI@alpha-ir.com

Financial Statements, Business Segment Information and Reconciliations of Reported Results to Adjusted Results to Follow

Unifi Announces Second Quarter Fiscal 2019 Results	5

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	December 30, 2018	June 24, 2018
ASSETS
Cash and cash equivalents	$26,653	$44,890
Receivables, net	79,294	86,273
Inventories	134,642	126,311
Other current assets	27,411	16,820
Total current assets	268,000	274,294

Property, plant and equipment, net	205,053	205,516
Investments in unconsolidated affiliates	113,618	112,639
Other non-current assets	7,712	9,358
Total assets	$594,383	$601,807

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and other current liabilities	$57,808	$68,007
Current portion of long-term debt	13,982	16,996
Total current liabilities	71,790	85,003
Long-term debt	116,078	113,553
Other long-term liabilities	12,588	13,470
Total liabilities	200,456	212,026

Total shareholders’ equity	393,927	389,781
Total liabilities and shareholders’ equity	$594,383	$601,807

Unifi Announces Second Quarter Fiscal 2019 Results	6

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share amounts)

	For the Three Months Ended		For the Six Months Ended
	December 30, 2018	December 24, 2017	December 30, 2018	December 24, 2017
Net sales	$167,711	$167,478	$349,322	$331,720
Cost of sales	153,555	144,802	315,147	285,752
Gross profit	14,156	22,676	34,175	45,968
Selling, general and administrative expenses	14,822	14,626	29,233	27,489
Provision (benefit) for bad debts	32	(72)	163	(131)
Other operating expense (income), net	99	348	(141)	663
Operating (loss) income	(797)	7,774	4,920	17,947
Interest income	(152)	(181)	(299)	(262)
Interest expense	1,355	1,190	2,822	2,375
Loss on extinguishment of debt	131	—	131	—
Equity in earnings of unconsolidated affiliates	(1,014)	(211)	(1,253)	(3,298)
(Loss) income before income taxes	(1,117)	6,976	3,519	19,132
(Benefit) provision for income taxes	(2,288)	(4,826)	536	(1,630)
Net income	$1,171	$11,802	$2,983	$20,762

Net income per common share:
Basic	$0.06	$0.65	$0.16	$1.14
Diluted	$0.06	$0.63	$0.16	$1.12

Weighted average common shares outstanding:
Basic	18,382	18,273	18,374	18,260
Diluted	18,705	18,651	18,701	18,598

Unifi Announces Second Quarter Fiscal 2019 Results	7

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	For the Six Months Ended
	December 30, 2018	December 24, 2017
Cash and cash equivalents at beginning of year	$44,890	$35,425
Operating activities:
Net income	2,983	20,762
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Equity in earnings of unconsolidated affiliates	(1,253)	(3,298)
Distributions received from unconsolidated affiliates	630	8,678
Depreciation and amortization expense	11,652	11,135
Non-cash compensation expense	3,039	3,569
Deferred income taxes	(332)	(6,282)
Other, net	(269)	(206)
Inventories	(17,139)	(4,556)
Other changes in assets and liabilities	(3,286)	(9,413)
Net cash (used in) provided by operating activities	(3,975)	20,389

Investing activities:
Capital expenditures	(12,342)	(11,360)
Other, net	(20)	15
Net cash used in investing activities	(12,362)	(11,345)

Financing activities:
Proceeds from long-term debt	73,500	59,200
Payments on long-term debt	(73,683)	(55,128)
Payments of debt financing fees	(665)	—
Other, net	(446)	(109)
Net cash (used in) provided by financing activities	(1,294)	3,963

Effect of exchange rate changes on cash and cash equivalents	(606)	183
Net (decrease) increase in cash and cash equivalents	(18,237)	13,190
Cash and cash equivalents at end of period	$26,653	$48,615

Unifi Announces Second Quarter Fiscal 2019 Results	8

BUSINESS SEGMENT INFORMATION

(Unaudited)

(Dollars in thousands)

Net sales details for each reportable segment of the Company are as follows:

	For the Three Months Ended
	December 30, 2018	December 24, 2017	Change ($)	Change (%)
Polyester	$85,789	$90,316	$(4,527)	-5.0%
Nylon	22,647	25,103	(2,456)	-9.8%
International	58,237	51,046	7,191	14.1%
All Other	1,038	1,013	25	2.5%
Consolidated	$167,711	$167,478	233	0.1%

	For the Six Months Ended
	December 30, 2018	December 24, 2017	Change ($)	Change (%)
Polyester	$185,920	$178,054	$7,866	4.4%
Nylon	50,596	51,930	(1,334)	-2.6%
International	110,590	99,705	10,885	10.9%
All Other	2,216	2,031	185	9.1%
Consolidated	$349,322	$331,720	17,602	5.3%

Gross profit details for each reportable segment of the Company are as follows:

	For the Three Months Ended
	December 30, 2018	December 24, 2017	Change ($)	Change (%)
Polyester	$1,969	$8,576	$(6,607)	-77.0%
Nylon	2,032	3,076	(1,044)	-33.9%
International	10,076	10,974	(898)	-8.2%
All Other	79	50	29	58.0%
Consolidated	$14,156	$22,676	(8,520)	-37.6%

	For the Six Months Ended
	December 30, 2018	December 24, 2017	Change ($)	Change (%)
Polyester	$8,697	$17,489	$(8,792)	-50.3%
Nylon	4,176	6,390	(2,214)	-34.6%
International	21,099	21,972	(873)	-4.0%
All Other	203	117	86	73.5%
Consolidated	$34,175	$45,968	(11,793)	-25.7%

Unifi Announces Second Quarter Fiscal 2019 Results	9

RECONCILIATIONS OF REPORTED RESULTS TO ADJUSTED RESULTS

(Unaudited)

(In thousands)

EBITDA and Adjusted EBITDA

The reconciliations of the amounts reported under U.S. generally accepted accounting principles (“GAAP”) for Net income to EBITDA and Adjusted EBITDA are as follows:

	For the Three Months Ended		For the Six Months Ended
	December 30, 2018	December 24, 2017	December 30, 2018	December 24, 2017
Net income	$1,171	$11,802	$2,983	$20,762
Interest expense, net	1,203	1,009	2,523	2,113
(Benefit) provision for income taxes	(2,288)	(4,826)	536	(1,630)
Depreciation and amortization expense	5,532	5,532	11,480	10,949
EBITDA	5,618	13,517	17,522	32,194

Equity in (earnings) loss of PAL	(762)	376	(745)	(2,478)
EBITDA excluding PAL	4,856	13,893	16,777	29,716

Other adjustments (1)	—	—	—	—
Adjusted EBITDA	$4,856	$13,893	$16,777	$29,716

(1)	For the periods presented, there were no other adjustments necessary to reconcile Net income to Adjusted EBITDA. However, such adjustments may be presented in future periods when applicable.

Note: Amounts presented in the reconciliations above may not be consistent with amounts included in the Company’s condensed consolidated financial statements. Any such inconsistencies are insignificant and are integral to the reconciliations.

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Non-GAAP Financial Measures

Certain non-GAAP financial measures included herein are designed to complement the financial information presented in accordance with GAAP. These non-GAAP financial measures include Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and Adjusted EBITDA (together, the “non-GAAP financial measures”).

•	EBITDA represents Net income before net interest expense, income tax expense, and depreciation and amortization expense.
•

Adjusted EBITDA represents EBITDA adjusted to exclude equity in loss (earnings) of PAL and, from time to time, certain other adjustments necessary to understand and compare the underlying results of Unifi.

The non-GAAP financial measures are not determined in accordance with GAAP and should not be considered a substitute for performance measures determined in accordance with GAAP. The calculations of the non-GAAP financial measures are subjective, based on management’s belief as to which items should be included or excluded in order to provide the most reasonable and comparable view of the underlying operating performance of the business. We may, from time to time, modify the amounts used to determine our non-GAAP financial measures. When applicable, management’s discussion and analysis includes specific consideration for items that comprise the reconciliations of its non-GAAP financial measures.

We believe that these non-GAAP financial measures better reflect Unifi’s underlying operations and performance and that their use, as operating performance measures, provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets, among otherwise comparable companies.

Management uses Adjusted EBITDA (i) as a measurement of operating performance because it assists us in comparing our operating performance on a consistent basis, as it removes the impact of (a) items directly related to our asset base (primarily depreciation and amortization) and (b) items that we would not expect to occur as a part of our normal business on a regular basis; (ii) for planning purposes, including the preparation of our annual operating budget; (iii) as a valuation measure for evaluating our operating performance and our capacity to incur and service debt, fund capital expenditures and expand our business; and (iv) as one measure in determining the value of other acquisitions and dispositions. Adjusted EBITDA is a key performance metric utilized in the determination of variable compensation. We also believe Adjusted EBITDA is an appropriate supplemental measure of debt service capacity, because it serves as a high-level proxy for cash generated from operations and is relevant to our fixed charge coverage ratio. Equity in (earnings) loss of PAL is excluded from Adjusted EBITDA because such results do not reflect our operating performance.

In evaluating non-GAAP financial measures, investors should be aware that, in the future, we may incur expenses similar to the adjustments included herein. Our presentation of non-GAAP financial measures should not be construed as indicating that our future results will be unaffected by unusual or non-recurring items. Each of our non-GAAP financial measures has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results or liquidity measures as reported under GAAP. Some of these limitations are (i) it is not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows; (ii) it does not reflect the impact of earnings or charges resulting from matters we consider not indicative of our ongoing operations; (iii) it does not reflect changes in, or cash requirements for, our working capital needs; (iv) it does not reflect the cash requirements necessary to make payments on our debt; (v) it does not reflect our future requirements for capital expenditures or contractual commitments; (vi) it does not reflect limitations on or costs related to transferring earnings from our subsidiaries to us; and (vii) other companies in our industry may calculate this measure differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, these non-GAAP financial measures should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or as a measure of cash that will be available to us to meet our obligations, including those under our outstanding debt obligations. You should compensate for these limitations by relying primarily on our GAAP results and using these measures only as supplemental information.

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Cautionary Statement on Forward-Looking Statements

Certain statements included herein contain forward-looking statements within the meaning of federal securities laws about the financial condition and results of operations of Unifi that are based on management’s beliefs, assumptions and expectations about our future economic performance, considering the information currently available to management.  An example of such forward-looking statements include, among others, guidance pertaining to our financial outlook. The words “believe,” “may,” “could,” “will,” “should,” “would,” “anticipate,” “plan,” “estimate,” “project,” “expect,” “intend,” “seek,” “strive” and words of similar import, or the negative of such words, identify or signal the presence of forward-looking statements.  These statements are not statements of historical fact, and they involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition that we express or imply in any forward-looking statement.

Factors that could contribute to such differences include, but are not limited to: the competitive nature of the textile industry and the impact of global competition; changes in the trade regulatory environment and governmental policies and legislation; the availability, sourcing and pricing of raw materials; general domestic and international economic and industry conditions in markets where Unifi competes, including economic and political factors over which Unifi has no control; changes in consumer spending, customer preferences, fashion trends and end uses for products; the financial condition of Unifi’s customers; the loss of a significant customer or brand partner; natural disasters, industrial accidents, power or water shortages, extreme weather conditions and other disruptions at one of our facilities; the success of Unifi’s strategic business initiatives; the volatility of financial and credit markets; the ability to service indebtedness and fund capital expenditures and strategic business initiatives; the availability of and access to credit on reasonable terms; changes in foreign currency exchange, interest and inflation rates; fluctuations in production costs; the ability to protect intellectual property; the strength and reputation of our brands; employee relations; the ability to attract, retain and motivate key employees; the impact of environmental, health and safety regulations; the impact of tax laws, the judicial or administrative interpretations of tax laws and/or changes in such laws or interpretations; the operating performance of joint ventures and other equity method investments; and the accurate financial reporting of information from equity method investees.

All such factors are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control.  New factors emerge from time to time, and it is not possible for management to predict all such factors or to assess the impact of each such factor on Unifi.  Any forward-looking statement speaks only as of the date on which such statement is made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, except as may be required by federal securities laws. The above and other risks and uncertainties are described in Unifi’s most recent annual report on Form 10-K, and additional risks or uncertainties may be described from time to time in other reports filed by Unifi with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

-end-

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